UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2017

Commission File No. 000-16929

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01          Regulation FD Disclosure.

Soligenix, Inc. (the “Company”) has updated its corporate presentation (the “Presentation”) as of February 23, 2017.  Consistent with the Company’s previously disclosed business strategy to allocate funds to completing the pivotal Phase 3 clinical trial of SGX301 for the treatment of cutaneous T-cell lymphoma and to initiating the pivotal Phase 3 protocol of SGX942 for the treatment of oral mucositis in head and neck cancer patients, the Presentation reflects the revised estimated schedule for the Company’s Phase 3 clinical program for SGX203 for the treatment of pediatric Crohn’s disease, which is expected to commence during the second half of 2017 with results anticipated during the second half of 2019.

The Presentation also was updated to reflect the amount of funding the Company has received to date under government contracts from the Biomedical Advanced Research and Development Authority (“BARDA”) and the National Institute of Allergy and Infectious Diseases for the advanced preclinical and manufacturing development of OrbeShield® for the treatment of gastrointestinal acute radiation syndrome, as a result of BARDA electing not to extend the current contract. The Company’s biodefense programs will continue to be supported by the contract with the National Institutes of Health (the “NIH”) for the development of RiVax™ to protect against exposure to ricin toxin that would provide up to $24.7 million of funding in the aggregate if options to extend the contract are exercised by the NIH. The Company plans to continue applying for additional non-dilutive government funding for its biotherapeutics and vaccines/biodefense programs through grants and contracts.

The slides from the Presentation are attached hereto as Exhibit 99.1.  The attached materials will be posted on the Company’s website at www.soligenix.com.  The Company does not undertake to update this Presentation.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Corporate Presentation.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.

February 23, 2017	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Corporate Presentation.

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